Exhibit 99.1

Media Contact:

Marne Oberg

Analysts International Corporation

952.838.2867

moberg@analysts.com

Analysts International Corporation Reports Fourth Quarter and
Fiscal Year 2011 Financial Results

•    Revenue was $27.1 million, a 6.9% increase from the 2010 fourth quarter

•    Net income was $1.3 million, a $0.3 million increase from the 2010 fourth quarter

•    Gross margin rates remained constant at 24.8% for the 2011 and 2010 fourth quarters

•    Selling, administrative and other operating costs represented 20.1% of revenue for the 2011 fourth quarter, a 1.0% decrease from the 2010 fourth quarter

•    $5.1 million in cash with no amounts outstanding under the Company’s credit facility

•    Company amends credit facility resulting in increased availability

MINNEAPOLIS — February 23, 2012 — Analysts International Corporation (AIC) (Nasdaq: ANLY), an information technology services company, today announced financial results for the fourth quarter and fiscal year 2011 which ended on December 31, 2011.

AIC reported fourth quarter revenue of $27.1 million as compared to 2010 fourth quarter revenue of $25.3 million. AIC reported a 2011 fourth quarter net income of $1.3 million, or $0.25 per share, as compared to a 2010 fourth quarter net income of $0.9 million, or $0.19 per share.

For fiscal year 2011, AIC reported revenue of $109.1 million compared to $106.7 million in fiscal year 2010. The net income for fiscal 2011 was $3.3 million, or $0.66 per share, compared to a net loss of $0.5 million, or $0.10 per share, in the prior year. The fiscal 2011 net income included restructuring charges related to severance and office closures of $0.8 million, or $0.15 per share. Excluding these charges, the Company’s net income was $4.1 million in fiscal 2011, or $0.81 per share. The fiscal 2010 net loss included a net reversal of certain restructuring obligations previously recorded of $0.3 million, or $0.06 per share. Excluding these charges, the Company’s net loss in fiscal 2010 was $0.8 million, or $0.16 per share.

“2011 marked a significant turning point for AIC,” said Brittany McKinney, President and CEO. “We achieved annual profitability, stabilized revenues and made the investments necessary to drive future growth.

“Our market opportunity remains strong with solid demand for IT services,” added McKinney. “We believe AIC is ideally positioned to capitalize on that opportunity and will continue to invest in positioning the Company as a leader in the industry.”

2011 Fourth Quarter and Fiscal Year Review

Our revenues increased $1.8 million, or 6.9%, in the fourth quarter of 2011 compared to the fourth quarter of 2010, and by $2.4 million, or 2.3%, for fiscal year 2011, when compared to fiscal year 2010.  Adjusting for the exit from non-core lines of business in 2010, revenue increased 2.7% for fiscal year 2011. There were 62 billing days in the 2011 fourth quarter as compared to 61 billing days in the 2010 fourth quarter.

In the fourth quarter of 2011, gross margins were $6.7 million, or 24.8% of revenue, as compared to $6.3 million, or 24.8% of revenue in the fourth quarter of 2010. Gross margins were $26.4 million, or 24.2% of revenue, for the fiscal year 2011, compared to $23.8 million, or 22.3% of revenue, for fiscal year 2010. The increase in gross margins as a percent of revenue primarily reflects the impact of implementing our strategy of evolving our mix of business and a decrease in our benefit costs.

Selling, general and other administrative expenses represented 20.1% of revenue for the fourth quarter of 2011, as compared to 21.1% for the fourth quarter of 2010, and 20.4% for fiscal year 2011, as compared to 23.0% for fiscal year 2010. The decrease in our SG&A expense is primarily the result of lower benefit costs and previously implemented general expense reductions.

We used cash from operations of $0.1 million in the fourth quarter of 2011 compared to $0.3 million in the fourth quarter of 2010. For fiscal year 2011, we generated cash from operations of $2.4 million compared to $0.6 million for fiscal year 2010. As of December 31, 2011, we had a cash balance of $5.1 million and no borrowings from our $15 million credit facility.

Amended Credit Facility

On February 22, 2012, the Company amended its $15 million credit facility agreement with Wells Fargo Bank, National Association. The amended agreement increases borrowing availability and restructures some of the covenant-related terms to better reflect the current business.

Fourth Quarter and Fiscal Year 2011 Conference Call

AIC will host a conference call on Friday, February 24 at 10 a.m. CT to discuss the fourth quarter and fiscal year 2011 financial results. Participants may access the call by dialing 1.888.397.5338, or

1.719.457.2617 for international callers, and entering the conference ID number 1308764. Live audio of the conference may also be accessed via the Internet at www.analysts.com, where it will be archived for 90 days following the completion of the conference call. Interested parties can also hear a replay of the call from 1 p.m. CT on February 24, 2012, to 10:59 p.m. CT on March 1, 2012, by calling 1.888.203.1112, or 1.719.457.0820 for international callers, and using access code 1308764.

About Analysts International Corporation

Analysts International Corporation (AIC) is an IT services firm fully dedicated to the success and satisfaction of its clients. From IT staffing to project-based solutions, AIC provides a broad range of services designed to help businesses and government agencies drive value, control costs and deliver on the promise of a more efficient and productive enterprise. The Company offers a flexible, collaborative approach; clear industry perspective; and the breadth, scale and experience to deliver results. For more information, visit www.analysts.com.

Cautionary Statement for the Purpose of Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements made in this press release (or during the conference call referred to herein) by the Company, its President and CEO Brittany McKinney or its CFO William Wolff, regarding, for instance: Current expectations as to future financial performance and the Company’s ability to execute against its strategic plan, increase revenues, maintain profitability, achieve anticipated gross profit margin rates, build cash, control costs and return value to its shareholders, are forward-looking statements. These forward-looking statements are based on current information, which we have assessed, which by its nature is dynamic and subject to rapid and even abrupt changes. As such, results may differ materially in response to a change in this information. Forward-looking statements include statements expressing the intent, belief or current expectations of AIC and members of our management team and involve certain risks and uncertainties, including (i) the risk that management may not fully or successfully implement its business plan or maintain profitability in the future; (ii) the risk that AIC will not be able to realize the benefits of its investments or exploit other opportunities of the business in a timely manner or on favorable terms; (iii) prevailing market conditions in the IT services industry, including intense competition for billable technical personnel at competitive rates, strong pricing pressures from many of our largest clients and difficulty in identifying, attracting and retaining qualified billable technical personnel; (iv) potentially incorrect assumptions by management with respect to the financial effect of prior cost reduction initiatives and current strategic decisions; and (v) other economic, business, market, financial, competitive and/or regulatory factors affecting AIC’s business generally, including those set forth in AIC’s filings with the SEC. You are cautioned not to place undue reliance on these or any forward-looking statements, which speak only as of the date of this press release and conference call. Such forward-looking statements should be read in conjunction with the Company’s filings with the SEC. AIC assumes no responsibility to update the forward-looking statements contained in this release.

Analysts International Corporation

Consolidated Statements of Operations

	Three Months Ended		Twelve Months Ended
(In thousands except per share amounts)	Dec. 31, 2011	Jan. 1, 2011	Dec. 31, 2011	Jan. 1, 2011

Revenues	$27,095	$25,341	$109,118	$106,688
Cost of revenues	20,385	19,055	82,734	82,911
Gross profit	6,710	6,286	26,384	23,777

Selling, administrative and other operating costs	5,434	5,345	22,279	24,554
Restructuring costs and other severance related costs	—	—	769	(300)
Total operating expenses	5,434	5,345	23,048	24,254

Operating income (loss)	1,276	941	3,336	(477)

Non-operating income	—	—	—	14
Interest expense	—	(2)	—	(13)

Income (loss) before income taxes	1,276	939	3,336	(476)

Income tax expense (benefit)	15	(1)	42	4

Net income (loss)	$1,261	$940	$3,294	$(480)

Per common share:
Basic income (loss)	$0.25	$0.19	$0.66	$(0.10)
Diluted income (loss)	$0.25	$0.19	$0.66	$(0.10)

Weighted-average shares outstanding:
Basic	5,023	4,986	5,012	4,986
Diluted	5,054	4,987	5,027	4,986

Analysts International Corporation

Condensed Consolidated Balance Sheets

	December 31,	January 1,
(In thousands)	2011	2011

ASSETS
Current assets:
Cash and cash equivalents	$5,135	$4,328
Accounts receivable, less allowance for doubtful accounts	18,016	17,425
Other current assets	489	643
Total current assets	23,640	22,396

Property and equipment, net	2,095	784
Other assets, net	457	432
Total assets	$26,192	$23,612

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$3,847	$4,261
Salaries and benefits	2,078	2,189
Deferred revenue	285	359
Deferred compensation	136	181
Restructuring accrual	442	339
Other current liabilities	664	694
Total current liabilities	7,452	8,023

Non-current liabilities:
Deferred compensation	379	901
Restructuring accrual	28	167
Other long-term liabilities	—	52

Shareholders’ equity	18,333	14,469
Total liabilities and shareholders’ equity	$26,192	$23,612

Analysts International Corporation

Reconciliation of non-GAAP Financial Measures

	Three Months Ended		Twelve Months Ended
	December 31,	January 1,	December 31,	January 1,
(In thousands)	2011	2011	2011	2011

Net income (loss) as reported	$1,261	$940	$3,294	$(480)
Plus:
Restructuring costs and other severance related costs	—	—	769	(300)
Loss on asset sales	—	—	—	48

Income (loss) before other reconciling items	1,261	940	4,063	(732)

Stock based compensation expense	112	34	531	1
Depreciation	168	183	632	860

Net interest and non-operating expense (income)	—	2	—	(1)
Income tax expense (benefit)	15	(1)	42	4

Adjusted EBITDA	$1,556	$1,158	$5,268	$132

* Non-GAAP Financial Information

In evaluating the Company’s business, the Company’s management considers and uses Adjusted EBITDA as a supplemental measure of operating performance. Adjusted EBITDA refers to a financial measure that the Company defines as net income (loss) excluding interest, taxes, depreciation, amortization, share-based compensation, special charges and other gains and losses that are not related to the Company’s operations. This measure is an essential component of the Company’s internal planning process because it facilitates period-to-period comparisons of the Company’s operating performance by eliminating potential differences in net income (loss) caused by the existence and timing of certain non-cash items, special charges and other gains and losses. This measure should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. The non-GAAP financial measure included in this press release has been reconciled to the nearest GAAP measure.